NEWS RELEASE

MVB Financial Announces First Quarter Earnings, Strong Deposit Growth

The following results compare the first quarter 2016 to the same quarter prior year

•	Net loans increased 29.4 percent to $1.067 billion
•	Total deposits grew 26.0 percent to reach $1.092 billion
•	Total assets increased 19.9 percent to reach $1.433 billion

FAIRMONT, W.Va., (May 5, 2016) – MVB Financial Corp., (OTC Markets Group OTCQB: MVBF) today announced quarterly results for the period ended March 31, 2016.  MVB Financial and its subsidiaries – MVB Bank, MVB Mortgage, and MVB Insurance (collectively "MVB") – reported total net income of $1.8 million including the effect of two items which collectively added $231,000 to net earnings.  The two items in the first quarter were the recovery of non-accrual interest income from a non-performing loan and internal reorganization expenses.

“Our solid performance first quarter continued the positive trends from second half 2015,” said Larry F. Mazza, CEO, MVB Financial, Corp. “Our strong balance sheet growth, improving net interest income and efficiency initiatives, especially during a continuing period of economic challenges clearly reflect the effective execution of our strategic plan.”

Comparing results to the first quarter 2015:

•	Net loans increased 29.4 percent, reaching $1.067 billion;
•	Total deposits grew $225 million to $1.092 billion or a 26.0 percent increase;
•	Total assets increased $238 million or 19.9 percent to reach $1.433 billion;
•	Net interest income grew 41.7 percent, or $3.1 million to $10.7 million;
o	This includes the above noted $662,000 recovery of non-accrual interest noted above
•	Noninterest income was down 15.1 percent or $1.7 million;
o	The contribution to noninterest income of the non-operating mortgage derivative asset was $2.0 million lower this quarter than the first quarter of 2015.

Comparing results from the first quarter 2016 to the fourth quarter 2015:

•	Net loans increased $43 million or 4.2 percent, leading to an increase in total assets of $48 million or 3.5 percent;
•	Deposits increased $79 million, or 7.8 percent from the fourth quarter of 2015;
o	Of this deposit growth, approximately $74 million or 93.6 percent reflected growth in non-time deposits

•	Net interest income increased 8.2 percent or $811,000, including the aforementioned non-recurring item;
•	Noninterest income increased by 14.5 percent or $1.2 million reflecting the improved mortgage market during the period;
•	Noninterest expense growth increased 8.5 percent, or $1.3 million compared to the prior quarter; and
o	This includes $500,000 attributed to the aforementioned internal reorganization expenses
•	Nonperforming loans decreased $2 million or 19.2 percent; net charge-offs remained low at 0.02 percent of average loans for the first quarter.

Other notable items in first quarter 2016:

•	In February, the MVB Board of Directors declared a quarterly cash dividend of $0.02 per share to shareholders of record on March 1, 2016. The dividend was paid March 15, 2016.
•	BauerFinancial, Inc., a leading national bank rating and research firm, again recognized MVB Bank as a 5-Star Superior bank, indicating MVB Bank’s safety, soundness and financial strength.
•	DepositAccounts.com, an independent company that provides health ratings for all federally ensured financial institutions, ranks MVB Bank with an “A” rating.

About MVB Financial Corp.

MVB Financial Corp. (OTCQB: MVBF) is a financial holding company headquartered in Fairmont, W.Va. Through its subsidiaries, MVB Bank, Inc., MVB Mortgage and MVB Insurance, the company provides community banking, mortgage banking, insurance and wealth management services to individuals and corporate clients in the Mid-Atlantic region.

The OTCQB is a market tier operated by the OTC Market Group Inc., for over-the-counter traded companies that are current in their reporting with a U.S. regulator.

For more information, please visit ir.mvbbanking.com.

Forward-Looking Statements

All statements other than statements of historical fact included herein are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934. Such information involves risks and uncertainties that could result in the actual results of MVB Financial Corp. ("MVB Financial" or the "Company") differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to: (i) the Company may incur loan losses due to negative credit quality trends in the future that may lead to deterioration of asset quality; (ii) the Company may incur increased charge-offs in the future; (iii) the Company could have adverse legal actions of a material nature; (iv) the Company may face competitive loss of customers; (v) the Company may be unable to manage its expense levels; (vi) the Company may have difficulty retaining key employees; (vii) changes in the interest rate environment may have results on the Company's operations materially different from those anticipated by the Company's market risk management functions; (viii) changes in general economic conditions and increased competition could adversely affect the Company's operating results; (ix) changes in other regulations, government policies, and application of regulations affecting bank holding companies and their subsidiaries, including changes in monetary policies, may negatively impact the Company's operating results and that could negatively impact or preclude current and future acquisition activities; (x) the effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III may adversely affect the Company; (xi) the risk that the benefits from the acquisition, by MVB Bank, Inc. ("MVB Bank"), of two branches of Susquehanna Bank in Berkeley County, West Virginia, may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, the degree of competition in the geographic and business areas in which MVB Bank operates, integration factors, and the reaction to MVB Bank of Susquehanna Bank clients, which bank at the two branches that were acquired by MVB Bank;  (xii) the risk that the new investments to support the growth of MVB Insurance, LLC ("MVB Insurance") may not be fully realized or may take longer than expected due to general economic and market conditions; (xiii) diversion of management time on acquisition or diversified growth issues; and, (xiv) other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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